SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                Commission File Number 000-29363

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F    [ X ] Form 10-Q
              [ ] Form N-SAR

For Period Ended:  June 30, 2002
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[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended
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         Read attached  instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify item(s) to which the notification relates:
                                                   -----------------------------

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                         Part I. Registrant Information

Full name of registrant    The Players Network
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Former name if applicable


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Address of principal executive office (Street and number)

     4620 Polaris Avenue
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City, State and Zip Code     Las Vegas, Nevada 89103
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                         Part II. Rule 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


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[ ]      (c) The  accountant's  statement  or  other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                               Part III. Narrative

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

         The directors and registrant's new accounting firm need five additional days to review and approve the draft 10-QSB.



                           Part IV. Other Information

         (1) Name and telephone number of person to contact in regard to this notification.

Mark Bradley                                           702      895-8884
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    (Name)                                        (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Sections 13 and 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [ X ] Yes           [   ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                    [  ] Yes            [ X ] No

         If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



The Players Network has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      August 14, 2002                    By:    /s/ Mark Bradley
                                                 -------------------------------
                                                  Name:  Mark Bradley
                                                  Title: Chief Executive Officer